EXHIBIT 10.44

Personal Property Lease Agreement dated as of June 22, 2006

between CNL BW TRS Corp. and

BW Resort Management Company, LLC.

Personal Property Lease Agreement

dated as of June 22, 2006

by and between

CNL BW TRS CORP.,

a Delaware corporation,

as Lessor,

and

BW RESORT MANAGEMENT COMPANY, LLC,

a Delaware limited liability company,

as Lessee

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 LEASED PROPERTY AND TERM		8

2.1	Leased Property	8
2.2	Condition of Leased Property	8
2.3	Initial Term	9
2.4	Renewal Term	9
2.5	Automatic Termination	10

Article 3 RENT		10

3.1	Rent	10
3.2	Late Payments	11
3.3	Triple Net Lease	12

Article 4 USE OF THE LEASED PROPERTY		13

4.1	Permitted Use	13
4.2	Compliance with Legal and Insurance Requirements	13
4.3	Nature of Relationship	14

Article 5 MAINTENANCE AND REPAIRS		14

5.1	Maintenance and Repair	14
5.2	Yield Up	16

Article 6 LIENS		16

6.1	Liens, Generally	16
6.2	Mechanics Liens	16
6.3	Contest of Liens.	17
6.4	Lessor Liens	17

Article 7 PERMITTED CONTESTS		18

Article 8 INSURANCE		19

8.1	Insurance	19
8.2	Additional Insureds	19

Article 9 CASUALTY		19

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Article 10 DEFAULTS AND REMEDIES		19

10.1	Defaults by Lessee.	19
10.2	Defaults by Lessor.	22
10.3	WAIVER OF JURY TRIAL	23

Article 11 HOLDING OVER		23

Article 12 LANDLORD TRANSFERS		24

Article 13 SUBLETTING AND ASSIGNMENT		24

13.1	Subletting and Assignment	24

Article 14 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		25

14.1	Estoppel Certificates	25
14.2	Lessee’s Other Deliveries	25

Article 15 LANDLORD’S RIGHT TO INSPECT		26

Article 16 ALTERNATIVE DISPUTE RESOLUTION		26

16.1	Negotiation	26

Article 17 FINANCING ARRANGEMENTS		26

17.1	Lessor’s Financing Arrangements	26
17.2	Other Encumbrances by Lessor	26

Article 18 ADDITIONAL COVENANTS OF TENANT		27

18.1	Conduct of Business	27
18.2	Maintenance of Accounts and Records	27
18.3	Lessee’s Negative Covenants	27
18.4	Distributions; Payments to Affiliated Persons	28

Article 19 MISCELLANEOUS		28

19.1	Limitation on Payment of Rent	28
19.2	No Waiver	28
19.3	Remedies Cumulative	28
19.4	Severability	29
19.5	Acceptance of Surrender	29
19.6	Conveyance by Lessor	29
19.7	Quiet Enjoyment	29

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19.8	Notices	29
19.9	Construction; Limited Recourse Against Lessor	31
19.10	Counterparts; Headings	32
19.11	Legal Requirements	32
19.12	Right to Make Agreement	32
19.13	Lender Disclosures	33
19.14	Manager and Management Agreements	33
19.15	Guaranty	33
19.16	Transfer of Licenses	33
19.17	Performance and Delivery Dates.	33
19.18	Transactions With Affiliates.	33

SCHEDULES

Schedule 2.1	-	The Leased Property

Schedule 3.1.1(b)	-	Calculation of Base Rent

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LEASE AGREEMENT

This LEASE AGREEMENT (“Agreement”) is entered into as of                     , 2006, by and between CNL BW TRS CORP., a Delaware corporation, as lessor (“Lessor”), and BW RESORT MANAGEMENT COMPANY, LLC, a Delaware limited liability company, as lessee (“Lessee”).

RECITALS:

A. Lessor owns fee simple title in and to the Leased Property (such term and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1).

B. Landlord, an Affiliate of Lessor, as landlord, and Lessee, as tenant, have entered into a lease agreement of even date herewith with respect to certain real and personal property more particularly described therein (the “Real Property Lease”).

C. Lessee, as lessee under this Agreement, is deriving direct benefit from the lease transaction contemplated by the Real Property Lease. In an effort promote the integrated operation and management of the Resort Operations (as defined in the Real Property Lease) through the use of the Leased Property and the property which is the subject of the Real Property Lease, certain of Lessee’s and Lessor’s rights and obligations under this Agreement are established by reference to the rights, obligations, terms and conditions of the Real Property Lease. Lessor and Lessee acknowledge that such references rights, terms, obligations and conditions are hereby incorporated herein as if set forth herein in their entirety (and as the same may need to be modified, as appropriate, in the context of this Agreement).

D. Lessor desires to lease the Leased Property to Lessee and Lessee desires to lease the Leased Property from Lessor, all subject to and upon the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Lessor and Lessee agrees as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month beginning on the first day of the month and ending on the last day of such month. Notwithstanding the foregoing, if the Commencement Date is other than the first day of a calendar month, then the first (1st) Accounting Period under this Agreement shall begin on the Commencement Date and end on the last calendar day of the first full calendar month thereafter.

“Additional Charges” shall have the meaning given to such term in Section 3.1.2.

“Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi). Provided, however, and notwithstanding the foregoing to the contrary, (a) a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13 D, pursuant to Section 13(d) of such Act and Rule 13 d-1 promulgated thereunder and (b) Charles E. Adams shall not be deemed to be an Affiliated Person with respect to Lessor and Lessor’s Affiliated Persons solely by virtue of Charles E. Adams’ ownership of shares of stock in CNL Hotels & Resorts, Inc.

“Agreement” shall mean this Lease Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Applicable Law” shall mean all applicable federal, state, regional and/or local laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, as amended, modified or promulgated from time to time, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including, without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers) or (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, Releases or threatened Releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

“Applicable Rate” shall have the meaning given to such term on Schedule 3.1.1(b).

“Base Rent” shall have the meaning given to such term in Section 3.1.1.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.

“Claims” shall have the meaning given to such term in Article 7.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” shall mean the date of this Agreement.

“Control” (including the correlative meanings of the terms “Controlling,” “Controlled by,” and “under common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” shall mean any event or condition existing which with the giving of notice, lapse of time or both, would ripen into an Event of Default.

“Default Rate” shall mean a rate which is the greater of (a) the Interest Rate plus three hundred (300) basis points, or (b) the per annum rate for 10-year U.S. Treasury Obligations, as published in The Wall Street Journal, plus four hundred (400) basis points.

“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (a) the Interest Rate or (b) the per annum rate for ten (10) year U.S. Treasury Obligations, as published in The Wall Street Journal, plus two hundred (200) basis points.

“Distribution” shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Lessee) on or in respect of any shares of any class of capital stock of Lessee, if Lessee is a corporation, or any cash distributions in respect of any partnership or membership interests in Lessee, if Lessee is a partnership or limited liability company, (b) any purchase, redemption retirement or other acquisition of any shares of any class of capital stock of Lessee, if Lessee is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Lessee, if Lessee is a partnership or limited liability company, (c) any other distribution on or in respect of any shares of any class of capital stock of Lessee, if Lessee is a corporation, or any other distribution in respect of any partnership or membership interests in Lessee, if Lessee is a partnership or a limited liability company, or (d) any return of capital to shareholders of Lessee, if Lessee is a corporation, or any return of capital to partners or members in Lessee, if Lessee is a partnership or limited liability company

“Encumbrance” shall have the meaning given to such term in Section 17.1.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Event of Default” shall have the meaning given to such term in Sections 10.1.1 and 10.2.1.

“Force Majeure Event” means any circumstance caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action (including revocation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or any other cause or circumstance which is not in the reasonable control of either party hereto. Neither lack of financing nor general economic or market factors is a Force Majeure Event.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Lessor, Lessee or the Leased Property, or any portion thereof.

“Guarantor” shall mean Crosland Inc., a North Carolina corporation.

“Guaranty” shall mean that certain Guaranty of Lease Agreement dated as of the Commencement Date and made by Guarantor in favor of Lessor, as such may be amended or supplemented from time to time.

“Hazardous Materials” shall mean any substance or organism:

(a) the presence of which requires or may hereafter require, notification, investigation or remediation under any Applicable Law; or

(b) which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” or “biocontaminant” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), National

Emissions Standards for Hazardous Air Pollutants (42 U.S.C. Section 7401 et seq.), Occupational Safety and Health Act (84 Stat. 1590), Housing and Urban Development rules concerning lead-based paint, and the regulations promulgated in association therewith; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agency of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which in, on, under, at or from the Leased Property causes or materially threatens to cause a violation of Applicable Law associated with the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons at, on or about the Leased Property; or

(e) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, by-products, constituents, or additives thereto; or

(f) which contains polychlorinated biphenyls (PCBs) or asbestos, lead, or urea formaldehyde foam insulation; or

(g) which contains or emits radioactive particles, waves or material; or

(h) which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items (November 1996 = 100), as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Lessor and Lessee.

“Initial Investment” shall mean the purchase price of the Leased Property incurred by Lessor, together with all costs incurred by Lessor (but not including Lessor’s overhead costs) associated with the acquisition of the Leased Property and lease to Lessee, including, without limitation, all due diligence costs, attorneys’ fees, accountants’/auditors’ fees, closing costs, transfer taxes, title premiums and other costs. Lessor shall provide Lessee with reasonable documentary evidence and supporting documentation relating to Lessor’s expenditures that comprise the Initial Investment.

“Initial Term” shall have the meaning given to such term in Section 2.3.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Lessor, Lessee or the Leased Property.

“Interest Rate” shall mean the LIBOR Rate plus two hundred (200) basis points.

“Lease Basis” shall mean the Initial Investment plus any additional expense or cost incurred by Lessor (but not including Lessor’s overhead costs) relative to the Leased Property pursuant hereto; provided, however, that in no event shall the deferred purchase price payment of Eight Million and No/100 Dollars ($8,000,000.00) to be paid by Lessor to Lessor’s predecessor in title in connection with the acquisition of the Leased Property be included as part of Lease Basis. Lessor shall provide Lessee with reasonable documentary evidence and supporting documentation relating to Lessor’s expenditures that comprise the Lease Basis, including future increases in the Lease Basis.

“Lease Year” shall mean each consecutive twelve (12) Accounting Periods during the Term, commencing on the Commencement Date, subject to any possible partial Lease Year at the expiration or earlier termination of the Term.

“Leased Property” shall have the meaning given to such term in Section 2.1.

“Lease Termination Date” shall mean the date that is the tenth (10th) anniversary of the day immediately preceding the Commencement Date, unless the Term is renewed pursuant to Section 2.4, in which event the Lease Termination Date shall mean the last day of any such Renewal Term.

“Legal Requirements” shall mean: (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements

(including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use; and (c) all covenants, agreements, declarations, restrictions, encumbrances, and other matters of record, including, without limitation, the Permitted Encumbrances, contained in any instruments in force affecting the Leased Property as of the Commencement Date or to which Lessee has consented or required to be granted pursuant to Applicable Law, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Lessor’s or any Affiliated Person of Lessor’s status as a real estate investment trust.

“Lessee” shall have the meaning given to such term in the preamble to this Agreement and shall include its permitted successors and assigns.

“Lessor” shall have the meaning given to such term in the preambles to this Agreement and shall include its permitted successors and assigns.

“Lessor Liens” shall mean liens on or against the Leased Property or on or against any payment of Rent (a) which result from any act of, or any claim against, Lessor or any owner (other than Lessee) of a direct or indirect interest in the Leased Property, or which result from any violation by Lessor of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Lessor or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Lessor Lien” shall not include any lien resulting from any tax for which Lessee is obligated to pay or indemnify Lessor against until such time as Lessee shall have already paid to or on behalf of Lessor the tax or the required indemnity with respect to the same.

“LIBOR Rate” shall mean the rate at which deposits in immediately available U.S. dollars having a maturity of one (1) month are offered to or by reference banks in the London interbank market, as determined for each Accounting Period at the opening of business on a two (2) day forward commitment basis. The LIBOR Rate for each Accounting Period shall be determined by reference to such rate as published in The Wall Street Journal.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Management Agreement” shall mean any agreement entered into by Lessee and Manager with respect to the management and operations of the Leased Property, as the same may be amended from time to time.

“Manager” shall mean, as of the Commencement Date, BW National Resort Management, LLC, a New Hampshire limited liability company. As of the Commencement Date, Manager is owned entirely by National Resort Management Group, LLC, a Florida limited liability company, and the members of National Resort Management Group, LLC are Pat Corso, Ken Baer and Cathy Pate.

“Notice” shall mean a notice given in accordance with Section 19.8.

“Parent” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so admits.

“Release(s)” shall mean the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the Environment (including air, soil, sediment, groundwater or surficial waters) of any Hazardous Materials.

“Renewal Term” shall have the meaning given to such term in Section 2.4.

“Rent” shall mean, collectively, the Base Rent and Additional Charges.

“State” shall mean the State of New Hampshire.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Term” shall mean collectively, the Initial Term and the Renewal Terms(s), unless this Agreement is sooner terminated pursuant to the provisions hereof.

“Transfer” shall have the meaning given to such term in Article 12.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s right, title and interest in and to the personal property more particularly described on Schedule 2.1 attached hereto and by this reference incorporated herein (collectively, the “Leased Property”):

2.2 Condition of Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and Lessee accepts the Leased Property in its “as is” condition, subject to all matters of record or that are visible or apparent with respect to the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY, EXCEPT WITH RESPECT TO LANDLORD’S OBLIGATIONS UNDERTAKEN ELSEWHERE IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO. Lessor retains the right, and concurrently to the maximum extent permitted by law, hereby assigns to Lessee the right to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Lessor shall fully cooperate with Lessee in the prosecution of any such claims, in Lessor’s or Lessee’s name, all at Lessee’s sole cost and expense (provided Lessee shall not be required to bear or pay Lessor’s overhead costs). Lessee shall indemnify, defend, save, insure, pay, and hold harmless Lessor from and against any loss, cost, expense, damage or liability (including reasonable attorneys’ fees but excluding Lessor’s overhead costs) incurred by Lessor in connection with such cooperation.

2.3 Initial Term. The Initial Term of this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall expire on the Lease Termination Date, unless sooner terminated pursuant to the provisions of this Agreement.

2.4 Renewal Term. This Agreement shall renew automatically for up to four (4) five-year Renewal Terms (each a “Renewal Term”) if and to the extent Lessee, as tenant under the Real Property Lease, properly exercises its rights to extend the Term of the Real Property Lease. If Lessee fails to renew or elects not to renew the Real Property Lease in accordance with the terms thereof, this Agreement shall expire on the expiration of the Initial Term or the then-current Renewal Term, as applicable. Each Renewal Term shall commence on the day following the then-current Lease Termination Date and extend for a Renewal Term expiring on the day preceding the fifth (5th) anniversary of the commencement of such Renewal Term. Base Rent and Additional Charges shall continue during the Renewal Term (s) on the same basis as during the Initial Term.

2.5 Automatic Termination. Lessor and Lessee acknowledge and agree that this Agreement shall terminate automatically upon the expiration or sooner termination of the Real Property Lease.

ARTICLE 3

RENT

3.1 Rent. Lessee shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Base Rent to Lessor and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Lessor shall be made by wire transfer of immediately available federal funds or by other commercially reasonable means requested in writing by Lessor.

3.1.1 Base Rent.

(a) Lessee shall pay annual base minimum rent (“Base Rent”) to Lessor in equal installments in advance, on the first (1st) Business Day of each Accounting Period. If applicable, the first payment of Base Rent and the last payment of Base Rent shall be prorated on a per diem basis; provided, however, that for purposes of Base Rent, any payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Base Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Base Rent payable for the last full Accounting Period.

(b) Calculation of Base Rent. Subject to proration as set forth above, Lessee shall pay Base Rent during each Lease Year of this Agreement in the amounts set forth on Schedule 3.1.1(b) attached hereto and made a part hereof.

3.1.2 Additional Charges. In addition to the Base Rent payable hereunder, Lessee shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):

(a) Utility Charges. Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(b) Insurance Premiums. Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained with respect to the Leased Property pursuant to Article 8 of the Real Property Lease.

(c) Licenses and Permits. Lessee shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all licenses and permits required for the operation of the Leased Property in accordance with the terms of Article 4.

(d) Sales Tax. Simultaneously with each payment of Base Rent and Additional Charges hereunder, Lessee shall pay to Lessor the amount of any applicable sales, use, excise or similar tax on any such Rent and Additional Charges, but specifically excluding any income, business profits or similar taxes imposed on Lessor’s net income or profits. Lessor shall, upon written request by Lessee, provide to Lessee on an annual basis such reasonable information in Lessor’s possession or control as shall be necessary to enable Lessee to pay such tax.

(e) Other Charges. Lessee shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property, except those obligations expressly assumed by Lessor pursuant to the provisions of this Agreement or expressly stated not to be an obligation of Lessee pursuant to this Agreement.

(f) Penalties and Interest. Lessee shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non-payment or late payment of the items referenced in this Section 3.1.2, unless Lessor is the reason or cause for the non-payment or late payment thereof.

(g) Reimbursement for Additional Charges. If Lessee pays or causes to be paid personal property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or earlier termination of this Agreement, Lessee may, within a reasonable time after the end of the Term, provide Notice to Lessor of its estimate of such amounts. Lessor shall promptly reimburse Lessee for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

Lessee shall prepare and file, at its expense, to the extent required or permitted by Applicable Law, all tax returns and other reports in respect of any Additional Charge as may be required by Government Agencies.

3.2 Late Payments. If any installment of Base Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within five (5) days after its due date (except as otherwise expressly provided in Section 10.1.1(a)), Lessee shall pay Lessor, a late charge (to the extent permitted by law) equal to interest at the Default Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Lessee to pay any Base Rent when due, Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Base Rent.

In the event of any failure by Lessee to pay any Additional Charges when due, unless contested pursuant to Article 7, Lessee shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non payment of the Base Rent.

3.3 Triple Net Lease. The Rent shall be absolutely net to Lessor so that this Agreement shall yield to Lessor the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise. This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Lessee shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Lessee’s obligation to pay all such amounts throughout the Term is absolute and unconditional and, except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Lessee and Lessor hereunder shall in no way be released, discharged or otherwise affected for any reason, including, without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property, or any part thereof, or the failure of the Leased Property to comply with all Legal Requirements, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, theft, scrapping or destruction of or any requisition or taking of the Leased Property, or any part thereof, or any Environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property, or any part thereof; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Lessee or any other Person, or by any court, in any such proceeding; (g) any right or claim that Lessee has or might have against any Person, including, without limitation, Lessor (other than a monetary default) or any vendor, manufacturer or contractor of or for the Leased Property; (h) any failure on the part of Lessor or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement (other than, with respect to Lessor, a monetary default, as described above); (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Lessee or any provision hereof; (j) the impossibility of performance by Lessee or Lessor, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Lessee shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Lessee’s rights in the event of any act, error or omission by Lessor constituting negligence or willful misconduct. Except as specifically set forth in this Agreement, (A) this Agreement shall be noncancellable by Lessee for any reason whatsoever and (B) Lessee, to the extent now or hereafter permitted by Legal Requirements, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as otherwise provided in this Agreement, under no circumstances or conditions shall Lessor be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property, or any part thereof, is subject to this Agreement, and Lessee expressly waives the right to perform any such action at the expense of Lessor pursuant to any law.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Subject to Force Majeure Events, Lessee shall, at all times during the Term and at any other time that Lessee shall be in possession of the Leased Property, continuously use and operate the Leased Property in accordance with the permitted use therefore set forth in the Real Property Lease (the “Permitted Use”). Lessee shall not use the Leased Property, or any portion thereof, for any use other than the Permitted Use, without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed. No use shall be made or permitted to be made of the Leased Property and no acts shall be done in connection therewith which will cause the cancellation of any insurance policy covering the Leased Property, or any part thereof (unless another adequate policy is available), nor shall Lessee sell or, to the knowledge of Lessee, otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Applicable Law or by the standard form of any insurance policies required to be carried hereunder, or fire underwriter’s regulations. Lessee shall, at its sole cost, comply with all Insurance Requirements. Subject to other applicable terms and provisions in this Agreement, Lessee shall not take or omit to take any action the taking or omission of which materially impairs the value or the usefulness of the Leased Property, or any part thereof, for its Permitted Use.

4.1.2 Necessary Approvals. Subject to Force Majeure Events, Lessee shall obtain and maintain in good standing all permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property under Applicable Law. Lessor shall reasonably cooperate with Lessee in this regard, including executing all applications and consents reasonably required to be signed by Lessor in order for Lessee to obtain and maintain such permits and approvals.

4.1.3 Lawful Use. Lessee shall not use or suffer or permit the use of the Leased Property for any unlawful purpose. Lessee shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as might reasonably impair Lessor’s title thereto or to any portion thereof.

4.2 Compliance with Legal and Insurance Requirements. Subject to the provisions of hereof (including Article 5, and Article 7) and any other relevant terms or provisions in this Agreement or the Real Property Lease, Lessee, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (b) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property permitted by this Agreement, and for the proper operation and maintenance of the Leased Property, or any part thereof.

4.3 Nature of Relationship. Nothing contained in this Agreement shall be deemed to create any relationship between Lessor and Lessee other than the relationship of Lessor and Lessee.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Maintenance and Repair.

5.1.1 Lessee’s Obligations.

(a) General.

(i) Lessee shall, at its sole cost and expense (except as expressly provided in the Real Property Lease), keep the Leased Property in good order and repair (considering the nature, condition and age of the Leased Property), reasonable wear and tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like repairs of a similar nature in like locales, in accordance with all applicable federal, state and local statutes, ordinances, laws, codes, rules and regulations relating to any such work.

(ii) Subject to the terms and provisions in the Real Property Lease, Lessee shall, at Lessee’s sole cost and expense, (i) maintain the Leased Property in good repair and working condition, clean and attractive to tourists and patrons of the Leased Property, and in accordance with all safety and maintenance requirements of Government Agencies and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all lift equipment on a regular basis in accordance with all requirements of Government Agencies, and (iii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iv) not abandon the Leased Property; (v) comply in all material respects with all Applicable Laws applicable to the Leased Property; (vi) provide prompt written notification to Lessor of any material adverse change to the Leased Property, such as a major avalanche or landslide, or any other material change to any physical condition; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by similar ski resort facilities in the region in connection with the safety of the ski operations and operating equipment.

(b) Procedure. If Lessor notifies Lessee in writing of the need for Lessee to undertake repairs and maintenance in accordance with the provisions of this Section 5.1, specifying in reasonable detail the items of repair or maintenance in question, Lessee shall respond within ten (10) Business Days as to Lessee’s planned course of action with respect to the specific items identified by Lessor, or as to such items which Lessee feels are inappropriate, except in the case of an emergency, in which event Lessee shall respond as quickly as the emergency requires and as is practicable under the circumstances. If Lessee disputes Lessor’s determination that repair or maintenance is needed or otherwise fails thereafter to promptly undertake such repairs and maintenance identified by Lessor, Lessor may, at Lessor’s option, request arbitration for resolution of the dispute pursuant to Article 16. If Lessee prevails in such arbitration, Lessee shall have no obligations to make those repairs which the arbitrator determines are not required pursuant hereto. If Lessor prevails in such arbitration, Lessee shall promptly commence and shall diligently pursue to completion all such repairs and maintenance. If the arbitrator awards specific performance to Lessor, such award shall be binding upon Lessee and enforceable in the courts. The prevailing party in any such arbitration and/or in obtaining a court order shall be entitled to all costs and expenses incurred in connection with the arbitration proceeding and the enforcement of the award resulting therefrom. If the arbitrator or courts do not specify the time within which such repair or maintenance must be carried out, then Lessee shall present a plan for rectification to Lessor and shall promptly carry out such plan, acting reasonably.

5.1.2 Lessor’s Funding. Lessor shall not, under any circumstances, be required to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, to maintain the Leased Property in any way, or, except as provided in this Agreement or the Real Property Lease, to make any expenditure whatsoever with respect thereto. Except as otherwise expressly provided in this Agreement, Lessee hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect on the date hereof or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

5.1.3 Nonresponsibility of Lessor. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Lessee with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Lessor’s interest therein are expressly prohibited and that they must look solely to Lessee to secure payment for any work done for, or materials furnished to, Lessee or for any other purpose during the Term of this Agreement. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property, or any part thereof, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property, or any part thereof, or to subject Lessor’s ownership of the Leased Property, or any part thereof, to liability under any mechanic’s lien law of the State in any way, it being expressly understood Lessor’s ownership shall not be subject to any such liability.

5.2 Yield Up. Upon the expiration or earlier termination of this Agreement, Lessee shall return and surrender the Leased Property to Lessor in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear excepted. In addition, as of the expiration or earlier termination of this Agreement, Lessee shall, at Lessor’s sole cost and expense, use its good faith, commercially reasonable efforts to transfer to and cooperate with Lessor or Lessor’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts entered into by Lessee, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Leased Property as then operated, but excluding (a) all insurance contracts and multi-property contracts not limited in scope to the Leased Property, or this Agreement, (b) all contracts and leases with Affiliated Persons of Lessee, and (c) utility deposits. Lessor shall indemnify, insure, pay, defend, save and hold harmless Lessee for all losses, liabilities, Claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Lessor under such contracts on and subsequent to the date of transfer thereof to Lessor; and Lessee shall indemnify, insure, pay defend, save and hold harmless Lessor for all losses, liabilities, Claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Lessee under such contracts prior to the date of transfer thereof to Lessor.

ARTICLE 6

LIENS

6.1 Liens, Generally. Subject to Article 7, Lessee shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, attachment, title retention agreement or claim upon the Leased Property or Lessee’s interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) restrictions, liens and other encumbrances which are consented to in writing by Lessor, (b) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (c) Subleases permitted by Article 13, (d) liens resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 7, (e) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Lessee) or are for sums that are being contested in accordance with Article 7 and (f) Lessor Liens.

6.2 Mechanics Liens. Lessor’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Lessee’s alteration, renovation, repair, restoration, replacement or reconstruction of the Leased Property, or by reason of any other act, error or omission of Lessee (or of any person claiming by, through or under Lessee), including, but not limited to, construction, mechanics’ and materialmen’s liens. All Persons dealing with Lessee are hereby placed on notice that such Persons shall not look to Lessor or to Lessor’s credit or assets (including Lessor’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Lessee. Lessee has no power, right or authority to subject Lessor’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Lessee, Lessee shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. If a Lien is released, Lessee shall thereupon furnish Lessor with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the Leased Property is located and otherwise sufficient to establish the release as a matter of record. Lessor shall then have the right at any time and from time to time to post and maintain on the Land and Leased Improvements such notices as Lessor reasonably deems necessary to protect the Leased Property and Lessor from mechanics’ liens, materialmen’s liens, or any other liens. In any event, subject to Section 6.3 below, Lessee shall pay when due all claims for labor or materials furnished to or for Lessee at or for use on the Land and Leased Improvements. Subject to Section 6.3 below, Lessee shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Lessee or claimed to have been furnished to Lessee or to Lessee’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Leased Improvements by or at the direction of Lessee and shall immediately cause the release of any such liens as provided hereinabove.

6.3 Contest of Liens. Lessee may, at its option, contest the validity of any Lien or claim of lien if Lessee shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Lessee shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Lessee shall, at its own expense, using counsel reasonably approved by Lessor, diligently defend the interests of Lessee and Lessor in any and all such suits; provided, however, that Lessor may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Lessee shall cooperate with Lessor and make available to Lessor all information and data which Lessor deems necessary or desirable for such defense.

6.4 Lessor Liens. The following terms and provisions shall apply with regard to Lessor Liens:

6.4.1 If a Lessor Lien shall be imposed against the Leased Property on account of acts or omissions, or alleged acts or omissions, of Lessor, and such Lessor Lien materially adversely impairs Lessee’s interest in or ability to operate the Leased Property, Lessor shall, within thirty (30) days after written notice of such by Lessee, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. Lessor and Lessee agree that a Lessor Lien which negatively affects the transferability of the interest in the Leased Property under this Agreement by Lessee is one example of a material adverse impairment of Lessee’s interest in or ability to operate the Leased Property (within the meaning of the immediately preceding sentence). If a Lessor Lien is released by payment of the obligation secured thereby or by other means permitted by law, Lessor shall thereupon furnish Lessee with a written instrument of release sufficient to establish the release as a matter of record. In any event, subject to Section 6.4.2 below, Lessee shall pay when due all claims for labor or materials furnished to or for Lessee in connection with the Leased Property.

6.4.2 Lessor may, at its option, contest the validity of any Lessor Lien or claim of lien if permitted by and in strict compliance with Applicable Laws. In the event that such Lessor Lien materially adversely impairs Lessee’s interest in or ability to operate the Leased Property during the period such contest is being pursued, Lessor shall, to the extent practicable, undertake commercially reasonable efforts to remove such lien of record. If judgment is obtained by the claimant under any Lessor Lien, Lessor shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken.

6.4.3 Lessor hereby agrees to indemnify, pay, insure, defend, save and hold harmless Lessee from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Lessee in connection with any Lessor Lien which is within the scope of Section 6.4.1 and which Lessor fails, within the thirty (30) day period set forth in Section 6.4.1, to cause to be released from the Leased Property by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law.

ARTICLE 7

PERMITTED CONTESTS

Lessee shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation or any other Additional Charge, Lien, attachment, levy, Encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Lessee’s obligation to pay any Claims required hereunder to be paid by Lessee as finally determined, (b) such contest shall not cause Lessor or Lessee to be in default under any Mortgage, deed of trust or other agreement encumbering the Leased Property, or any part thereof (Lessor agreeing that any such Mortgage, deed of trust or other agreement shall permit Lessee to exercise the rights granted pursuant to this Article 7) or any interest therein or result in a Lien attaching to the Leased Property, unless such Lien is fully bonded or is otherwise secured to the reasonable satisfaction of Lessor, (c) no part of the Leased Property or any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Lessee hereby agrees to indemnify, pay, insure, defend, save and hold harmless Lessor from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Lessor in connection therewith or as a result thereof. Lessor agrees to join in any such proceedings if required legally to prosecute such contest, provided that Lessor shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Lessee agrees to assume and indemnify Lessor with respect to the same. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor to the extent that Lessor has been reimbursed by Lessee. If Lessee shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Lessor may, upon Notice to Lessee, pay such charges, together with interest and penalties due with respect thereto, and Lessee shall reimburse Lessor therefor, upon demand, as Additional Charges.

ARTICLE 8

INSURANCE

8.1 Insurance. Lessee shall obtain and maintain, or cause to be maintained, at all times insurance for Lessee and the Leased Property providing at least the coverages required pursuant to the Real Property Lease in strict accordance with the terms, conditions, amounts and requirements set forth therein.

8.2 Additional Insureds. All Policies provided for or contemplated by this Article 8, shall name Lessee as the insured and Lessor, Landlord, and their respective Mortgagees and Managers as additional insureds, as its or their interests may appear.

ARTICLE 9

CASUALTY

In the event that a casualty event occurs relative to the Leased Property, the terms and provisions of the Real Property Lease shall control as if the Leased Property were a part of and subject to the terms of the Real Property Lease.

ARTICLE 10

DEFAULTS AND REMEDIES

10.1 Defaults by Lessee.

10.1.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Lessee hereunder:

(a) should Lessee (1) fail to make any payment of Base Rent within three (3) Business Days after such payment is due and such failure shall continue for a period of ten (10) days after Notice thereof (provided Lessee shall be entitled to such Notice and ten (10) day cure period only two (2) times in any Lease Year; and in each such case where a Notice and ten (10) day cure period applies, the late charge contemplated in Section 3.2 shall begin to accrue on the due date, notwithstanding the provisions in Section 3.2 to the contrary), or (2) fail to make payment of any other Rent or any other sum payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; provided, however, that there shall be no Event of Default under this Section 10.1.1(a) so long as there is sufficient money in a Cash Management Account (as contemplated and defined by the Real Property Lease) for payment of all amounts then due and payable; or

(b) should Lessee fail to maintain the insurance coverages required under Article 8; provided, however, if Lessee delivers to Lessor copies of insurance policies or certificates evidencing the insurance coverages obtained by Lessee under

Article 8, Lessor shall give Lessee Notice of any errors or deficiencies in such insurance coverages and a three (3) Business Day period to correct and cure same prior to an Event of Default existing hereunder; or

(c) subject to Article 7 relating to permitted contests, should Lessee default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in Sections 10.1.1(a) and 10.1.1(b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Lessor to Lessee; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Lessee commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Lessor and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed ninety (90) days) as may be necessary to cure such default with all due diligence; or

(d) should Lessee generally not be paying its debts as they become due or should Lessee make a general assignment for the benefit of creditors, or should any petition be filed by Lessee under the Federal bankruptcy laws; or

(e) should any petition be filed by or against Lessee under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Lessee seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Lessee or for any substantial part of the property of Lessee and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Lessee take any action to authorize any of the actions set forth above in this paragraph; or

(f) should Lessee cause or institute any proceeding for its dissolution or termination; or

(g) should an event of default occur and be continuing under any mortgage or deed of trust which is secured by Lessee’s leasehold interest hereunder or should the mortgagee under any such mortgage accelerate the indebtedness secured thereby or commence a foreclosure action in connection with said mortgage and such default shall continue for a period of thirty (30) days after notice thereof from Lessor to Lessee; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Lessee commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Lessor and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all due diligence; or

(h) unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article 7, should the Leased Property, or any portion thereof, or the estate or interest of Lessee in the Leased Property, or any part thereof, be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Lessor within thirty (30) days after such attachment or levy; or

(i) should an Event of Default by Tenant (as defined in the Real Property Lease) occur and continue under the Real Property Lease.

10.1.2 Remedy for Event of Default by Lessee. Upon the occurrence of an Event of Default by Lessee, or in the event Lessee commits fraud including embezzlement or misappropriation of Lessor’s funds (unless within thirty (30) days after the discovery of any such embezzlement, fraud or misappropriation, Lessee terminates any of its employees responsible therefor and pays Lessor for any loss, cost or damage incurred as a result of any such acts), then Lessor may (i) terminate this Agreement by giving Notice thereof to Lessee and upon the expiration of the time fixed in such Notice, this Agreement shall terminate and all rights of Lessee under this Agreement shall cease, and/or (ii) exercise any right or remedy at law or equity in order to recover all Rent due and payable under this Agreement (provided, however, if Lessor is not prohibited under Applicable Law in such case from accelerating Rent due and payable under this Agreement, and Lessor accelerates Rent pursuant hereto, such Rent shall be reduced to a present value amount, applying an imputed interest rate equal to the Interest Rate at the time such computation is completed), and/or (iii) sue for possession, and/or (iv) pursue any and all other remedies at law or in equity which it may be entitled to pursue in accordance with all Legal Requirements (subject to the foregoing limitations). If and to the extent that Lessor acts to mitigate its losses and damages in the case of an Event of Default by Lessee, Lessee shall receive the benefit of any mitigation that is achieved by Lessor. Furthermore, Lessor shall be entitled to accelerate Rent under this Agreement only in the event that Lessee fails to continue to make such payments of Rent when due under this Agreement or within any cure period afforded to Lessee under this Agreement.

10.1.3 Application of Funds. Any payments received by Lessor under any of the provisions of this Agreement during the existence or continuance of any Event of Default by Lessee (and any payment made to Lessor rather than Lessee due to the existence of any Event of Default by Lessee) shall be applied to Lessee’s current and past due obligations under this Agreement in such order as Lessor may determine or as may be prescribed by the laws of the State.

10.1.4 Lessor’s Right to Cure Lessee’s Default. If an Event of Default by Lessee shall have occurred and be continuing, Lessor, after Notice to Lessee (which Notice shall not be required if Lessor shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Lessee and without waiving or releasing any Event of Default by Lessee, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Lessee, and may, to the maximum extent permitted by Applicable Law, access any or all of the Leased Property for such purpose and take all such action thereon as, in Lessor’s sole and absolute discretion, may be necessary or appropriate therefor. All reasonable costs and expenses

(including, without limitation, reasonable attorneys’ fees) incurred by Lessor in connection therewith, together with interest thereon (to the extent permitted by Applicable Law) at the Default Rate from the date such sums are paid by Lessor until repaid, shall be paid by Lessee to Lessor, on demand.

10.2 Defaults by Lessor.

10.2.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Lessor hereunder:

(a) should Lessor default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it and such default shall continue for a period of thirty (30) days after Notice thereof from Lessee to Lessor; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Lessor commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Lessee and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed ninety (90) days) as may be necessary to cure such default with all due diligence; or

(b) should Lessor generally not be paying its debts as they become due or should Lessor make a general assignment for the benefit of creditors, or should any petition be filed by Lessor under the Federal bankruptcy laws; or

(c) should any petition be filed by or against Lessor under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Lessor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Lessor or for any substantial part of the property of Lessor and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Lessor take any action to authorize any of the actions set forth above in this paragraph; or

(d) should Lessor cause or institute any proceeding for its dissolution or termination.

10.2.2 Remedy for Event of Default by Lessor. Upon the occurrence of an Event of Default by Lessor, then Lessee may elect as its sole and exclusive remedies to either (i) terminate this Agreement, (ii) cure Lessor’s Event of Default pursuant to Section 10.2.4 below (in which case Lessee shall be entitled, if Lessor fails to reimburse Lessee on demand for the relevant sums set forth in Section 10.2.4, to either offset such sums against the next payment(s) of Rent due under this Agreement and/or institute an arbitration proceeding under Article 16 or a lawsuit against Lessor to compel Lessor to repay such sums) or (iii) seek injunctive relief against Lessor relative to such Event of Default. Provided, however, and notwithstanding the foregoing to the contrary, (A) if Lessee initially elects to pursue the remedy in clause (ii) in the immediately preceding sentence and thereafter determines that it cannot cure the Event of Default, then Lessee shall be entitled to seek a remedy under clause (i) or clause (iii) and (B) if Lessee initially elects to pursue the remedy in clause (iii) in the immediately preceding sentence and thereafter determines that it cannot obtain injunctive relief against Lessor to cure such Event of Default, then Lessee may thereafter seek a remedy under clause (i) or clause (ii).

10.2.3 Application of Funds. Any payments received by Lessee from or on behalf of Lessor under any of the provisions of this Agreement during the existence or continuance of any Event of Default by Lessor shall be applied to Lessor’s current and past due obligations under this Agreement in such order as Lessee may determine or as may be prescribed by the laws of the State, subject, however, in all events to the terms and provisions of any First Mortgage Loan Documents.

10.2.4 Lessee’s Right to Cure Lessor’s Default. If an Event of Default by Lessor shall have occurred and be continuing, Lessee, after Notice to Lessor (which Notice shall not be required if Lessee shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Lessor and without waiving or releasing any Event of Default by Lessor, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Lessor. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lessee in connection therewith, together with interest thereon (to the extent permitted by Applicable Law) at the Default Rate from the date such sums are paid by Lessee until repaid, shall be paid by Lessor to Lessee, on demand.

10.3 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OF THE LEASED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

ARTICLE 11

HOLDING OVER

If Lessee commits holding over of the Land and Leased Improvements (as such terms are defined in the Real Property Lease) after the expiration or earlier termination of the Real Property Lease, the rent payable for the Leased Property during such holding over period shall be one and one-half (1 1/2) times the Base Rent, together with all other charges herein provided (prorated on a daily basis). Lessee shall also pay to Lessor all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding with respect to the Leased Property shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Agreement.

ARTICLE 12

LANDLORD TRANSFERS

Lessor may, in its sole and absolute discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property, or any portion thereof or interest therein, directly or indirectly, to any Person without the consent of Lessee, provided such transferee assumes all obligations of Lessor hereunder and subject to the terms and provisions in Section 19.6, and such sale or transfer is in conjunction with the sale or transfer by Landlord of the “Leased Property” as defined in the Real Property Lease. Lessor shall provide reasonable advance notice to Lessee of each such Transfer, including the name and notice address of the proposed transferee, and Lessor shall promptly deliver to Lessee a copy of the instrument pursuant to which Lessor’s rights and obligations under this Agreement have been assigned to, and assumed by, such transferee following the consummation of such Transfer. Lessee shall attorn to such transferee and continue to be bound by this Agreement in the event of any such Transfer.

ARTICLE 13

SUBLETTING AND ASSIGNMENT

13.1 Subletting and Assignment.

13.1.1 The Lessee’s interest in the Leased Property may only be sublet, assigned, conveyed or otherwise transferred in conjunction with a transfer of Tenant’s interest in the Real Property Lease and any such transfer hereunder shall be subject to all terms and conditions relating to such transfers set forth in Article 17 of the Real Property Lease as if the Leased Property hereunder were a part of and subject to the terms and conditions of the Real Property Lease.

13.1.2 Except as provided in this Section 13.1, Lessee shall not, without Lessor’s prior written consent, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease, all or any part of the Leased Property or suffer or permit this Agreement or the interest in the Leased Property created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Lessee, or allow the Leased Property to be offered or advertised for assignment or subletting.

13.1.3 A sale, assignment, pledge, transfer, exchange or other disposition of any equitable interest in Lessee or any Person Controlling Lessee which results in a change or transfer of management or Control of Lessee, or a merger, consolidation or other combination of Lessee with another Entity which results in a change or transfer of management or Control of Lessee, shall be deemed an assignment hereunder and shall be subject to the terms hereof. Provided, however, and notwithstanding the foregoing or any other term or provision in this Agreement to the contrary, (A) transfers of interests in Lessee and Affiliated Persons of Lessee to and among Affiliated Persons of Lessee and (B) transfers of interests in Guarantor or in any Entity that is an Affiliated Person of Guarantor, provided that (i) John Crosland, Jr., (ii) any member of the Immediate Family of John Crosland, Jr., (iii) any Entity that is an Affiliated

Person of John Crosland, Jr. and/or any member of the Immediate Family of John Crosland, Jr., (iv) the John Crosland Jr. Control Trust, and/or (v) the Crosland Foundation, or any combination thereof, retains, directly or indirectly, Control of Guarantor, shall not be deemed an assignment hereunder and shall not be subject to the terms hereof.

13.1.4 Notwithstanding any provision in this Agreement to the contrary, Lessor’s consent shall not be required for (i) any sale of an interest in Lessee, transfer, assignment or other conveyance by Lessee to an Affiliated Person of Lessee, Guarantor or Celebration Associates, LLC, so long as such transfer or assignment is concurrent with, and to the same assignee as, the permitted assignment of Lessee’s interests in and to the Real Property Lease or (ii) any sale of an interest in Lessee, transfer, assignment or other conveyance of any direct or indirect equity interest in Lessee so long as Guarantor or Celebration Associates, LLC or an Affiliated Person of Celebration Associates, LLC continues to have Control over Lessee.

13.1.5 If this Agreement is assigned or if the Leased Property, or any part thereof, is sublet (or occupied by any Person other than Lessee) in violation of this Agreement, Lessor may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 13.1.1, the acceptance by Lessor of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Lessee from the future performance by Lessee of its covenants, agreements or obligations contained in this Agreement.

ARTICLE 14

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

14.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 14.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

14.2 Lessee’s Other Deliveries. Upon request from Lessor, Lessee shall promptly furnish to Lessor:

14.2.1 Lessee shall furnish to Lessor, at Lessor’s cost and expense to the extent such information is not prepared in the ordinary course of business by Lessee and the preparation of such information constitutes more than a nominal additional expense to Lessee (excluding any charge for Lessee’s overhead costs), such other financial and other information as Lessor shall reasonably require in order for Lessor to comply with the terms and provisions of the First Mortgage Loan Documents; and

14.2.2 Lessee shall furnish Lessor with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lessor in form and substance reasonably satisfactory to Lessor and Lessee.

ARTICLE 15

LANDLORD’S RIGHT TO INSPECT

Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Lessor is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Lessor or its representatives will not unreasonably interfere with Lessee’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Lessor in its reasonable discretion, prior Notice shall not be necessary or shall be reduced to such Notice as shall be reasonable under the circumstances.

ARTICLE 16

ALTERNATIVE DISPUTE RESOLUTION

16.1 Negotiation. Any and all disputes or disagreements arising out of or relating to any matter or topic which this Agreement provides shall or may be resolved by arbitration shall be resolved through negotiations or, at the election of either party, if the dispute is not so resolved within thirty (30) days after Notice from either party commencing such negotiations, through binding arbitration conducted in accordance with the terms and conditions set forth in Article 20 of the Real Property Lease.

ARTICLE 17

FINANCING ARRANGEMENTS

17.1 Lessor’s Financing Arrangements. Lessor may obtain a loan secured by the Leased Property only in connection with any loan obtained by Landlord in accordance with the terms and conditions of the Real Property Lease (including, without limitation, Article 21 thereof), and such loan obtained by Lessee shall be treated collectively with the loan obtained by Landlord under the Real Property Lease as if such loans were a single loan subject to the terms and conditions set forth in the Real Property Lease as if the Leased Property were a part of and subject to the terms and conditions of the Real Property Lease.

17.2 Other Encumbrances by Lessor. Except as expressly permitted by this Agreement, Lessor shall not encumber title to the Leased Property during the Term.

ARTICLE 18

ADDITIONAL COVENANTS OF TENANT

18.1 Conduct of Business. Lessee shall not engage in any business other than as contemplated by the Real Property Lease and the leasing and operation of the Leased Property and activities incidental thereto and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and its permits and licenses necessary to conduct such businesses. However, as set forth in Section 4.1.2, Lessor shall reasonably cooperate with Lessee in connection with Lessee’s efforts to obtain and maintain such permits and licenses.

18.2 Maintenance of Accounts and Records. Lessee shall keep true records and books of account of Lessee in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Lessee and the Leased Property. Notwithstanding the preceding sentence, Lessee shall be entitled to keep such books and records of account in an integrated manner, rather than separate and apart from, the books and records of account kept in accordance with the terms of the Real Property Lease. In addition to any other audit right set forth herein, and provided Lessor shall give to Lessee at least ten (10) Business Days’ written notice of Lessor’s desire to audit such accounts and records, Lessor, at its expense, shall have the right to audit such accounts and records during normal business hours at the Leased Property. Lessor shall keep in confidence all information which it might gain or gather from the examination or audit of Lessee’s accounts and records, unless required to disclose such information pursuant to Legal Requirements.

18.3 Lessee’s Negative Covenants. Lessee covenants and agrees with Lessor that Lessee will not during the Term without the prior written consent of Lessor:

18.3.1 other than as permitted under the Real Property Lease, engage in any activities of a material nature other than the operation and management of the Leased Property and all necessary or advisable activities related thereto, it being understood between Lessor and Lessee that Lessee may have a wholly-owed limited liability company Subsidiary formed for the purpose of serving as the employer of some or all of the employees who will assist in the operation and management of the Leased Property and providing other services for the operation and management of the Leased Property;

18.3.2 other than as permitted under the Real Property Lease, incur, assume or otherwise become liable to pay any Indebtedness (provided that in any event none of such Indebtedness shall be secured by any sublease, assignment, lien, security or other interest in Lessee’s right, title or interest under this Agreement);

18.3.3 sell or agree to sell or otherwise dispose of or assign any of its interest in this Agreement other than in accordance with the provisions of Article 13;

18.3.4 enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement;

18.3.5 other than as permitted under the Real Property Lease, and except as provided in Section 19.14 and/or Article 13, enter into any management agreement (other than the Management Agreement) or leasing agreement with respect to the Leased Property.

18.4 Distributions; Payments to Affiliated Persons. Lessee shall not declare, order, pay or make, directly or indirectly, any Distributions if, at the time of such proposed action, or immediately after giving effect thereto, any Event of Default with respect to the payment of Rent or other monetary sums hereunder shall have occurred and be continuing; provided, however, that Lessee may resume making such Distributions if, while such Event of Default is continuing, (a) Lessor shall not commence, within ninety (90) days after Notice by Lessor to Lessee of the occurrence of any such Event of Default, to enforce its rights and remedies arising on account of such Event of Default with respect to the payment of Rent or other monetary sums hereunder, and diligently pursue enforcement of such rights and remedies thereafter, and (b) no other Event of Default (i.e., an Event of Default arising from a cause other than the non-payment of Rent or other monetary sums hereunder) has occurred and is continuing as to which Lessor has commenced enforcing and is continuously and diligently pursuing the enforcement of its rights and remedies arising on account of any such Event of Default. Any Distributions made in violation of the provisions in this Section 18.4 shall be considered and deemed to be fraudulent and preferential and subordinate to Lessor’s claim for Rent and other sums hereunder.

ARTICLE 19

MISCELLANEOUS

19.1 Limitation on Payment of Rent. All agreements between Lessor and Lessee herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Lessor under this Agreement exceed the maximum permissible under Legal Requirements, the benefit of which may be asserted by Lessee as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Lessor should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Base Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Lessor and Lessee.

19.2 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by Applicable Law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.3 Remedies Cumulative. To the maximum extent permitted by Applicable Law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

19.4 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof, provided the essential provisions of this Agreement for each party remain valid, binding and enforceable.

19.5 Acceptance of Surrender. No surrender to Lessor of this Agreement or of the Leased Property, or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

19.6 Conveyance by Lessor. If Lessor or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement (specifically including Article 12), other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

19.7 Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing (in which case Lessor shall be entitled to exercise its rights and remedies as provided herein), Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Lessor or anyone claiming by, through or under Lessor, but subject to (a) any Encumbrance permitted hereunder Error! Reference source not found.or otherwise permitted to be created by Lessor hereunder, (b) liens as to obligations of Lessor that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Lessee’s ability to operate the Leased Property and (d) liens that have been consented to in writing by Lessee. Except as otherwise provided in this Agreement, no failure by Lessor to comply with the foregoing covenant shall give Lessee the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Lessee hereunder.

19.8 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is received on a day which is not a Business Day, the day of receipt shall automatically be extended to the next Business Day.

All such notices shall be addressed,

if to Lessor to:

c/o CNL Income Properties, Inc.

CNL Center at City Commons, 5th Floor

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Office of Chief Financial Officer

Telecopier No. (407) 540-2544

with a copy to:

CNL Income Properties, Inc.

CNL Center at City Commons, 5th Floor

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Office of General Counsel

Telecopier No. (407) 540-2544

with a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.

215 North Eola Drive

Orlando, FL 32801

Attn: William T. Dymond, Esq.

Telecopier No. (407) 843-4444

if to Lessee to:

BW Resort Management Company, LLC

c/o Celebration Associates, LLC

2814 Main Street

Hot Springs, Virginia 24445

Attn: Charles E. Adams

Telecopier No. (540) 839-2887

With a copy to:

Kennedy Covington

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, NC 28202

Attn: Walter D. Fisher, Esq.

Telecopier No. (704) 353-3244

With a copy to:

Crosland, Inc.

227 West Trade Street

Suite 800

Charlotte, NC 28202

Attn: Edward F. Long

Telecopier No. (704) 523-7110

With a copy to:

BW National Resort Management, LLC

c/o National Resort Management Group, LLC

P.O. Box 1477

5 Cardinal Run

Pinehurst, NC 28374

Attn: Kenneth W. Baer

Telecopier No. (910) 695-3186

With a copy to:

Brandt Fisher Alward & Roy, PC

P.O. Box 5817

1241 East Eighth Street

Traverse City, MI 49686

Attn: Donald A. Brandt, Esq.

Telecopier No. (231) 941-9568

By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the Term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

19.9 Construction; Limited Recourse Against Lessor. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. This Agreement, together with all agreements incorporated herein by reference, constitute the entire agreement between the parties hereto with respect to the lease transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Lessee shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Lessee or Lessor under this Agreement. Except as otherwise set forth in this Agreement, any obligations arising prior to the expiration or earlier termination of this Agreement of Lessee (including, without limitation, any monetary, repair and indemnification obligations) and Lessor shall survive the expiration or earlier termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations, and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Lessor or Lessee for the payment or performance of the obligations or liabilities of Lessor or Lessee hereunder. Further, in the event Lessor shall be in Default under this Agreement, and if as a consequence of such Default, Lessee shall recover a money judgment against Lessor, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Lessor in the Leased Property.

19.10 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the Commencement Date when copies hereof, which, when taken together, bearing the signatures of each of the parties hereto, shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

19.11 Legal Requirements. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (g) any combination of the foregoing.

To the maximum extent permitted by Applicable Law but subject to the terms and provisions in Article 16, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State as is provided by Applicable Law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by registered mail, return receipt requested, or by any other manner provided by Applicable Law.

19.12 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby,

shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

19.13 Lender Disclosures. Lessee acknowledges that, in connection with Lessor obtained financing, and pursuant to the requirements for disclosure applicable to Lessor, Lessor will be required to disclose certain information regarding the Leased Property. Lessee authorizes Lessor to utilize such information as required.

19.14 Manager and Management Agreements. The Management Agreement between Lessee and Manager and any replacement thereof shall be fully subordinate to this Agreement. Lessor retains the right to reasonably approve the engagement of any manager for services related to the Leased Property or the replacement of any such manager, and Lessee shall have the right (subject to Lessor’s reasonable right of approval) to replace the Manager and enter into new Management Agreements in the future. Lessor acknowledges that, as of the Commencement Date, BW National Resort Management, LLC is an acceptable Manager for management services related to all or any part of the Leased Property.

19.15 Guaranty. Lessor has entered into this Agreement in reliance upon the Guaranty of even date herewith pursuant to which Guarantor has unconditionally guaranteed certain of the obligations of Lessee under this Agreement, as more particularly set forth in the Guaranty.

19.16 Transfer of Licenses. Upon the expiration or earlier termination of this Agreement, Lessee shall use its good faith, diligent efforts, at Lessor’s expense, to transfer and assign to Lessor or its designee or assist Lessor or its designee in obtaining transfer or assignment of all Leased Intangible Property, including, without limitation, and together with any contracts, licenses, permits, development rights, trade names, telephone exchange numbers identified with the Leased Property, approvals and certificates and all other intangible rights, benefits and privileges of any kind or character constituting part of the Leased Property, useful or required for the then operation of the Leased Property.

19.17 Performance and Delivery Dates. If the final day of any period of time set out in any provision of this Agreement falls on a non-Business Day, then in such case, such period shall be deemed extended to the next Business Day.

19.18 Transactions With Affiliates. Lessee shall be entitled, without seeking or obtaining Lessor’s approval, to cause certain services (e.g., maintenance and repair services) associated with the operation of the Leased Property to be provided by Subsidiaries of Lessee or by other Entities that are Affiliated Persons of Lessee. Presuming the cost of such services provided by Subsidiaries of Lessee or by other Entities that are Affiliated Persons of Lessee would fall within the definition of Property Operating Expenses if they were provided by a Person unrelated to Lessee, Lessee shall be entitled to include such costs and expenses in Property Operating Expenses to the extent that they do not exceed the amount that Lessee would have paid to a Person unrelated to Lessee to provide such services in an arms’ length arrangement.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LESSOR:

CNL BW TRS CORP., a Delaware corporation

By:	/s/ Myron Thomas
Name:	Myron Thomas
Title:	Vice President of Corporate Finance and Treasury

LESSEE:

BW RESORT MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Charles E. Adams
Name:	Charles E. Adams
Title:	General Manager

JOINDER OF GUARANTOR

The undersigned Guarantor joins in this Agreement solely for the purpose of acknowledging its guaranty of certain of the obligations of Lessee pursuant to the Guaranty. The undersigned’s signature below shall not, and shall not be construed to, expand the obligations of the undersigned beyond the express provisions as set forth in the Guaranty.

CROSLAND, INC.,
a North Carolina corporation

By:	/s/ Edward F. Long
Name:	Edward F. Long
Title:	Senior Vice President

SCHEDULE 2.1

Leased Property

That portion of the Personal Property and Fixtures, less and except any Excluded Assets (as each such term is defined in the Agreement), consisting of the following:

All tangible personal property, including, without limitation, any and all furniture, fixtures, equipment and similar items, machinery, tools, appliances and vehicles (including all golf carts, plows, ski mobiles, snow grooming, mowers, tractors and similar service and maintenance vehicles) comprising, or related to or associated with the ski lifts and ski area maintenance operations.

SCHEDULE 3.1.1(b)

CALCULATION OF BASE RENT

1. Calculation of Base Rent. Lessee shall pay Base Rent to Lessor in an annual amount equal to the “Applicable Rate,” as set forth in the table below, multiplied by the Lease Basis.

Lease Year	Applicable Rate
1	8.00%
2	8.25%
3	8.50%
4	9.00%
5	9.50%
6	10.00%
7	10.50%
8	11.00%
9	11.00%
10	11.00%